Mail Stop 4561

      		November 15, 2005

Michael Siu
Chief Financial Officer
Tramford International Limited
Room 2413-18, Shui On Centre
8 Harbour Road
Wanchai, Hong Kong
+852 3112 8461

	Re:	Tramford International Limited
		Form 20-F: For the Fiscal Year Ended December 31, 2004
		Filed June 30, 2005
      File No. 000-29008

Dear Mr. Siu:

	We have completed our review of your Form 20-F and related filings, and do not, at this time, have any further comments.



								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief